EXHIBIT 99.1

Investor Relations Contact: Rod Cooper (831.439.2371) rod.j.cooper@seagate.com Media Relations Contact: Brian Ziel (831.439.5429) brian.ziel@seagate.com

SEAGATE TECHNOLOGY REPORTS FISCAL SECOND QUARTER 2005 RESULTS

Quarterly shipments reach record high of 24.3 million units, including nearly 1.5 million 1-inch hard drives for handheld digital audio players

Provides strong March quarter outlook

SCOTTS VALLEY, CA – January 18, 2005 – Seagate Technology (NYSE: STX) today reported revenue of $1.85 billion, net income of $144 million, and diluted earnings per share of $0.29 for the quarter ended December 31, 2004. These results are a significant increase over September quarter revenue of $1.56 billion, net income of $54 million and diluted earnings per share of $0.11 and are an improvement from the guidance provided in the company’s December 7th business update. The December quarter results compare to revenue of $1.76 billion, net income of $205 million, and diluted earnings per share of $0.41 in the year-ago quarter.

“Our solid financial performance reflects the unique strength of Seagate’s business model, which is successfully delivering technology leadership, product breadth and cost leadership,” said Bill Watkins, Seagate’s president and chief executive officer. “Over the past six months we further strengthened our competitive position with the launch of 12 new products that give Seagate access to 97% of the total available market for disc drives. Customer adoption of the new products continues across all markets, and is reflected in the significant financial contribution of those products to the December quarter results.

“Our technology ownership combined with our integrated design and manufacturing have allowed Seagate to effectively leverage its leadership in traditional computing markets into new, higher-growth markets with only incremental product development costs. With the scale, technology leverage and cost advantage of our business model, we believe we will continue to capture new revenue opportunities and deliver more value to our customers and shareholders.”

Seagate Technology Reports Fiscal Second Quarter 2005 Results

Consumer Electronics Products

Seagate is the world’s leading provider of consumer electronics drives, shipping a total of 3.4 million drives in the December quarter. In particular, significant customer acceptance of ST1, the world’s first 1-inch drive with capacities up to 5GB, resulted in shipments of 1.5 million units, a 270% increase quarter-over-quarter. ST1 Series shipped to more than 30 customers in the December quarter, making it the most widely adopted 1-inch drive on the market. Seagate also expanded its offerings in the DVR market with a highly differentiated, industry-leading 3-disc 400GB disc drive designed for video on-demand, high-definition television recording and home media centers.

Mobile Computing Products

Seagate began shipping Momentus 5400.2, its new drive for notebook PCs that delivers the industry’s leading technology with capacities up to 100GB. Momentus 5400.2 significantly expands Seagate’s offerings for notebook systems and opens new revenue opportunities. Seagate shipped 1.2 million units into the mobile computing space during the quarter, up more than 80% from the September quarter.

Enterprise Products

Fueled by demand for its new Cheetah 10K and 15K enterprise drives, Seagate shipped a record 3.3 million enterprise drives, extending the company’s leadership position in this space. Seagate’s product development and innovation has delivered the most comprehensive enterprise product portfolio in the industry, with every capacity point, interface and form factor available today.

Desktop Products

Seagate’s early entry into delivering native SATA-based drives benefited the company during the quarter as customers accelerated their move to SATA drives for desktop environments. In addition, Seagate entered the market for high-capacity desktop products with a 3-disc, 400GB version of its award-winning Barracuda family of disc drives. Seagate shipped 16.3 million units during the quarter, of which 4.4 million were SATA-based drives.

Seagate Technology Reports Fiscal Second Quarter 2005 Results

Business Outlook

Seagate has executed well through its current product transition, driving increased customer adoption of its products and benefiting from the expected strong seasonal demand during the December quarter. Moving forward Seagate believes that, with its wide-array of new products and the increased market access these products provide, the company can offset the impact of typical industry seasonality in the March quarter. As a result, the company expects the March quarter results to be comparable or better than the December quarter results with revenue to be in the range of $1.84 to $1.87 billion, and diluted earnings per share to be in the range of $0.29 to $0.33, excluding any restructuring charges. Seagate will provide a business update during the week of March 7, 2005 at which time additional information regarding the company’s financial expectations will be discussed.

Conference Call

Seagate will hold a conference call to review the fiscal second quarter results at 2:30 p.m. Pacific Time today. The live webcast of the conference call can be accessed online at www.seagate.com. A replay of the call will be available beginning today at 5:00 p.m. Pacific Time through January 25 at 8:59 p.m. Pacific Time. The replay can be accessed from www.seagate.com or by telephone as follows:

USA: 800-642-1687

International: 706-645-9291

Access code: 2917015

For more information please visit: http://www.seagate.com/newsinfo/invest/financial_info

About Seagate

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of Enterprise, Desktop, Mobile Computing, and Consumer Electronics applications. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, and to be the low cost producer in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Seagate Technology Reports Fiscal Second Quarter 2005 Results

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to future financial performance, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the variable demand and the aggressive pricing environment for disc drives; dependence on the company’s ability to successfully introduce, qualify, manufacture in volume on a cost-effective basis and sell on a timely basis and with acceptable quality the new disc drive products announced by the company in June; and the adverse impact of competitive product announcements and possible excess industry supply with respect to particular disc drive products. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K/A as filed with the U.S. Securities and Exchange Commission on September 3, 2004 and in the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on October 29, 2004. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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Seagate Technology Reports Fiscal Second Quarter 2005 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2004	January 2, 2004	December 31, 2004	January 2, 2004
Revenue	$1,847	$1,760	$3,405	$3,500

Cost of revenue	1,467	1,299	2,749	2,571
Product development	158	166	310	335
Marketing and administrative	75	73	140	151
Restructuring costs, net	—	4	2	15

Total Operating Expenses	1,700	1,542	3,201	3,072

Income from Operations	147	218	204	428

Interest income	7	5	13	9
Interest expense	(11)	(12)	(22)	(24)
Other, net	5	—	9	(2)

Other Income (Expense), net	1	(7)	—	(17)

Income before income taxes	148	211	204	411
Provision for income taxes	4	6	6	8

Net Income	$144	$205	$198	$403

Net income per share:
Basic	$0.31	$0.46	$0.43	$0.90
Diluted	0.29	0.41	0.40	0.81
Number of shares used in per share calculations:
Basic	466	450	464	448
Diluted	500	500	497	500

Seagate Technology Reports Fiscal Second Quarter 2005 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	December 31, 2004	July 2, 2004 (a)
ASSETS
Cash and cash equivalents	$646	$422
Short-term investments	830	761
Accounts receivable, net	878	690
Affiliate accounts receivable	1	1
Inventories	362	449
Other current assets	148	138

Total Current Assets	2,865	2,461

Property, equipment and leasehold improvements, net	1,261	1,301
Other assets, net	184	180

Total Assets	$4,310	$3,942

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$878	$740
Affiliate accounts payable	15	—
Accrued employee compensation	169	141
Accrued expenses	304	315
Accrued income taxes	48	48
Current portion of long-term debt	4	4

Total Current Liabilities	1,418	1,248

Other liabilities	114	100
Long-term debt, less current portion	738	739

Total Liabilities	2,270	2,087

Shareholders’ Equity	2,040	1,855

Total Liabilities and Shareholders’ Equity	$4,310	$3,942

(a)	The information in this column was derived from the Company’s audited consolidated balance sheet as of July 2, 2004.

Seagate Technology Reports Fiscal Second Quarter 2005 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	December 31, 2004	January 2, 2004
OPERATING ACTIVITIES
Net income	$198	$403
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	233	216
Other non-cash operating activities, net	11	1
Changes in operating assets and liabilities:
Current assets and liabilities	46	(266)
Non-current assets and liabilities	9	(26)

Net cash provided by operating activities	497	328

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(185)	(222)
Purchases of short-term investments	(2,030)	(2,106)
Maturities and sales of short-term investments	1,960	1,974
Other investing activities, net	(17)	(35)

Net cash used in investing activities	(272)	(389)

FINANCING ACTIVITIES
Repayment of long-term debt	(1)	(2)
Issuance of common shares	41	53
Distributions to shareholders	(41)	(36)

Net cash(used in) provided by financing activities	(1)	15

Increase(decrease) in cash and cash equivalents	224	(46)
Cash and cash equivalents at the beginning of the period	422	749

Cash and cash equivalents at the end of the period	$646	$703

Seagate Technology Reports Fiscal Second Quarter 2005 Results

SEAGATE TECHNOLOGY

FINANCIAL HIGHLIGHTS

				Change from Prior		Percentage Change
	Q2 FY05	Q1 FY05	Q2 FY04	Year	Quarter	Prior Yr	Prior Qtr
Units Shipped (000)
Enterprise	3,337	3,016	2,735	602	321	22%	11%
Desktop	16,319	15,014	16,062	257	1,305	2%	9%
Mobile	1,230	677	1,896	(666)	553	-35%	82%
Consumer Electronics	3,368	2,928	1,021	2,347	440	230%	15%

	24,254	21,634	21,714	2,540	2,619	12%	12%

Total Revenue ($M)	$1,847	$1,558	$1,760	$87	$289	5%	19%

Average Selling Price	$76	$72	$81	$(5)	$4	-6%	6%

Gross Margin %	20.6%	17.7%	26.2%

Channel Mix
OEM	69%	71%	57%
Distribution	29%	28%	43%
Retail	2%	1%	0%

Geographic Mix
North America	30%	33%	26%
Europe	31%	29%	33%
Asia Pacific	39%	38%	41%

Inventory Metrics ($M)
Raw Material/WIP	$169	$164	$133	$37	$6	28%	4%
Finished Goods	$193	$215	$250	$(57)	$(22)	-23%	-10%

Total Inventory	$362	$379	$383	$(20)	$(16)	-5%	-4%
Inventory Turns	16.2	13.5	13.6	2.6	2.7

Channel Inventory - Desktop
Weeks on Hand	3.5	4.6	7.5	(4.0)	(1.1)

Cash Related Information ($M)
Cash Flow from Operations	$381	$116	$93	$288	$265	310%	228%
Capital Investments	$88	$97	$134	$(46)	$(9)	-34%	-9%
Depreciation & Amort	$119	$113	$105	$14	$6	13%	5%
Days Sales Outstanding	43	48	47	(4)	(5)	-9%	-10%

*	Some totals may not add due to rounding.